Exhibit 21

HERCULES OFFSHORE, INC. SUBSIDIARIES AS OF DECEMBER 31, 2006
Name	Jurisdiction

Hercules Drilling Company, LLC	Delaware

Hercules International Asset Company, Ltd.	Cayman Islands

Hercules International Drilling, Ltd.	Cayman Islands

Hercules International Finance Company, Ltd.	Cayman Islands

Hercules International Holdings, Ltd.	Cayman Islands

Hercules International Management Company, Ltd.	Cayman Islands

Hercules International Offshore, Ltd.	Cayman Islands

Hercules Liftboat Company, LLC	Delaware

Hercules Marketing International, Ltd.	Cayman Islands

Hercules Offshore (Nigeria) Limited	Nigeria

Hercules Offshore International, LLC	Delaware

Hercules Offshore Services, LLC	Delaware

Hercules Oilfield Services, Ltd.	Cayman Islands

All subsidiaries 100% owned